December 16, 2003

Mr. Robert Dilworth
Chairman & CEO
GraphOn Corporation
105 Cochran Circle
Morgan Hill, CA  95037

Dear Mr. Dilworth:

The purpose of this letter ("Agreement") is to formalize the understanding between Griffin Securities, Inc. ("Advisor") and GraphOn Corporation (the "Company") with respect to a non-exclusive arrangement whereby Advisor shall introduce the Company to prospective investors that may participate in the Company's bridge financing, the bridge take out financing, other financing and/or to other companies that may lead to new business opportunities.

Equity Financing - Should the Company raise any equity financing ("Equity Financing") from investors introduced directly and or indirectly to the Company by Advisor [Indirect introductions shall be limited to those investors introduced directly to the Company by one of the investors or potential investors previously introduced to the Company by the advisor], the Company agrees to compensate Advisor with a cash fee at the closing of such Equity Financing (or closings, if the Equity Financing has two or more tranches) at the rate of Ten Percent (10%) of the amount raised. In addition, the Company agrees to issue financing warrants (the "Equity Warrants") to Advisor to purchase equity in the Company equal to Ten Percent (10%) of the number of common shares and/or warrants issued in the Equity Financing. [In other words, if the investors receive common stock and/or warrants to purchase Ten Percent (10%) of the Company, Advisor shall receive Equity Warrants to purchase One Percent (1%) of the Company.] Advisor's Equity Warrants shall be exercisable over a five (5) year period at a price per share equal to the price at which the Company raises funds under such offering and will be subject to certain customary terms and conditions including piggyback registration rights, which the parties hereto agree to negotiate in good faith.

Other Financing Transaction Fees - Should the Company raise any bridge and/or debt financing ("Bridge Financing") from investors introduced directly and or indirectly to the Company by Advisor [Indirect introductions shall be limited to those investors introduced directly to the Company by one of the investors or potential investors previously introduced to the Company by the Advisor], the Company agrees to compensate Advisor with a cash fee at the closing of such Bridge Financing at the rate of Ten Percent (10%) of the amount raised. In addition, the Company agrees to issue financing warrants (the "Equity Warrants") to Advisor to purchase equity in the Company equal to Ten Percent (10%) of the number of common shares and/or warrants issued in the Equity Financing. [In other words, if the investors receive common stock and/or warrants to purchase Ten Percent (10%) of and Company, Advisor shall receive Equity Warrants to purchase One Percent (1%) of the Company.] Advisor's Equity Warrants shall be exercised over a five (5) year period at a price per share equal to the price at which the Company raises funds under such offering and will be subject to certain customary terms and conditions, including piggyback registration rights,


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which the parties hereto agree to negotiate in good faith. In addition, as and to the extent that any Warrants issued to the investor(s) are exercised the Company agrees to pay Griffin a warrant solicitation fee equal to 5% of the exercise price of the applicable Warrants.

New Business Opportunities - Should the Company enter into a business transaction or "Merger and Acquisition" transaction ("Business Transaction") with a company or entity that was introduced to the Company directly by Advisor, the Company agrees to compensate Advisor with a cash fee at the closing of such Business Transaction (or closings, if the Business Transaction has two or more events) at the rate of five percent (5%) of the Aggregate Value of the transaction. For the purpose of this letter, the term Aggregate Value shall mean the total amount of cash and/or reasonably quantifiable economic benefit received directly by the Company.

The Company shall have the right to reject any equity financing, other financing or new business opportunity in its discretion for any reason or no reason whatsoever.

Expense Reimbursement - The Company shall promptly reimburse Griffin, after the receipt of reasonable documentation, for all reasonable out-of-pocket expenses incurred by Griffin personnel in connection with the performance of their services under this Agreement, including, but not limited to: travel, lodging, meals, overnight deliveries, telephone expenses. Aggregate expenses in excess of $500 shall require prior approval by the Company.

Term - The term of this Agreement shall be for twelve months from the date hereof. If the Company [or any of its affiliates] completes a financing transaction, with investors, or any affiliates thereof, that were directly or indirectly (as defined above) introduced by Advisor within 12 months from the date of introduction, then Advisor shall be entitled to full fees on any financings as described above. Either the Company or the Advisor may terminate this Agreement at any time. Advisor shall be entitled to all fees earned to the date of termination by Advisor, as well as, its pre-approved expenses. Further, Advisor's right to receive fees on account of introductions made by Advisor prior to such termination as herein provided shall be unaffected by such termination as shall Advisor's right to indemnification as hereinafter provided.

Indemnification - In connection with Engagements such as this, it is our policy to receive indemnification. The Company agrees to the provisions with respect to the indemnification and other matters set forth in Schedule A, which is incorporated by reference into this Agreement and made a part hereof.

Please acknowledge below your agreement to the above and to the attached indemnification agreement, denoted as Schedule A. We look forward to working with you, and to a mutually rewarding relationship.

                               Sincerely,

                               Griffin Securities, Inc.


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                               By:     /s/ Adrian Stecyk
                                       -----------------
                               Name:   Adrian Stecyk
                               Title:  President/CEO

Acknowledged and Agreed:

GraphOn Corporation


By:     /s/ William Swain
        -----------------
Name:   William Swain
Title:  CFO

                                   Schedule A

The Company agrees to indemnify Griffin Securities, Inc. ("Griffin") and/or any controlling person, director, officer, employee, affiliate or agent of Griffin and hold them harmless against any losses, claims, damages, expenses or liabilities to which Griffin and/or such other indemnified parties may become subject arising in any manner out of or in connection with the rendering of services by Griffin hereunder and the transactions contemplated hereby, except to the extent that it is finally judicially determined that such losses, claims, damages, expenses (including reasonable fees and expenses of counsel), liabilities, actions, proceedings, investigations (formal and informal) or inquiries are caused by gross negligence or willful misconduct or bad faith of Griffin and/or any controlling person, director, officer, employee, affiliate or agent of Griffin; and in case any action shall be brought against Griffin and/or any other party indemnified hereunder with respect to which indemnity may be sought against the Company, Griffin shall promptly notify the Company in writing and the Company shall assume the defense thereof, including the employment of counsel selected by the Company reasonably satisfactory to Griffin and payment of all fees and expenses. Griffin and/or any party indemnified hereunder shall have the right to retain separate counsel, but the fees and expenses of such counsel shall be at the expense of Griffin or such other indemnified party, as the case may be, unless (i) the expenses of such counsel have been expressly assumed in writing by the Company, (ii) the Company has failed to assume the defense or employ counsel satisfactory to Griffin, or (iii) the named partied to any such action (including any impleaded parties) include both (a) Griffin or any such other indemnified party and (b) the Company or any controlling person, director, officer, employee, affiliate or agent of the Company, and Griffin or such other indemnified party shall have been advised by legal counsel that there may be one or more legal defenses available to it which arc different from or additional to those available to the Company or the Company's agents (in which case the Company shall not have the right to assume the defense of such action on behalf of Griffin and/or such other indemnified party); it being understood that if Griffin elects not to have the Company defend any claim pursuant to this clause (iii), Griffin shall give the Company the opportunity to be defended by the legal counsel selected by Griffin, and; it being understood, further, that the Company shall not, in connection with any one such action or separate, substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for Griffin and all such other indemnified parties, which firm shall be designated in writing by Griffin. For actions brought against Griffin or such other indemnified party for which the Company has assumed the defense, the Company agrees that it will not, without the prior consent of Griffin, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, motion or proceeding relating to the matters contemplated by Griffin's engagement unless such settlement, compromise or consent (i) includes an unconditional release of Griffin and such indemnified parties from all liability arising or that may arise out of such claim, and (ii) provides for the payment of an amount that the Company is willing and able to pay.

The Company and Griffin agree that if any indemnification or reimbursement sought pursuant to the preceding paragraph is finally judicially determined to be unavailable (except by reason of the gross negligence or willful misconduct or bad faith of Griffin or its controlling persons, directors, officers, employees, affiliate or agents, as the case may be), then the company and Griffin shall contribute to the liabilities for which such "indemnification or reimbursement is held unavailable in such proportion as is appropriate to


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reflect (a) the relative benefits to the Company on the one hand, and Griffin on the other hand, in connection with the transaction to which such indemnification or reimbursement relates, (b) the relative fault of the parties, and (c) other equitable considerations; provided, however, that in no event shall the amount to be contributed by Griffin exceed the amount of the fees actually received by Griffin hereunder.

The reimbursement, indemnity and contribution obligations of the Company under the preceding paragraphs shall be in addition to any right that Griffin and/or any controlling person, director, officer, employee, affiliate or agent of Griffin may otherwise have, and shall be binding upon and inure to the benefit of my successors, assigns, heirs, and personal representatives of the Company, Griffin or such other persons.

In addition, the Company agrees to reimburse such indemnified person for all expenses (including fees and expenses of counsel) as they are incurred by such indemnified person (upon receipt by the Company from such indemnified person of an undertaking by such indemnified person promptly to repay to the Company any such reimbursement upon a final judicial determination that such indemnified person is not entitled to indemnification pursuant to the preceding paragraphs) in connection with investigating, preparing or defending any such action or claim, whether or not in connection with litigation, in which any indemnified person is a named party. If any of Griffin's personnel appears as witnesses, are deposed or are otherwise involved in the defense of any action against Griffin, the Company or the Company 's directors, the Company will pay Griffin with respect to each day that one of Griffin's personnel is involved in the preparation therefore, a fee of $2,000 per day for each such person with respect to each appearance as witness or for a deposition and for each day of preparation for any such appearance. The Company will reimburse Griffin for all expenses incurred by Griffin by reason of any if its personnel being involved in any such action.